August 6, 2021

CONFIDENTIAL

Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055
Attn: Michael E. Tarvin, Esq.

Re: NetJets

Gentlemen:

Reference is hereby made to (1) that certain NetJets Fractional Program Agreement dated June 8, 2020 (the “2020 FPA”) between me, on the one hand, and NetJets Aviation, Inc. (“Manager”), NetJets Sales, Inc. (“Sales”), and NetJets Services, Inc. (“Services”) (Manager, Sales and Services are hereinafter sometimes referred to collectively as “NetJets”), on the other hand, (2) that certain NetJets Fractional Program Agreement dated June 25, 2021 (the “2021 FPA”) between me, on the one hand, and NetJets Aviation, Inc. (“Manager”), NetJets Sales, Inc. (“Sales”), and NetJets Services, Inc. (“Services”) (Manager, Sales and Services are hereinafter sometimes referred to collectively as “NetJets”), on the other hand, and (3) that certain Lease Agreement dated June 25, 2021 between me and Services (the “Lease”). Capitalized terms not specifically defined herein will have the meanings ascribed to them in the 2020 FPA, the 2021 FPA and/or the Lease.

In June 2020, I purchased from NetJets a 6.25% undivided interest in a Textron Aviation Inc. 680A (Citation Latitude), N586QS. The purchase allows me use of such aircraft for 50 hours per year.

In June 2021, I entered into the Lease. Under the terms thereof, I agreed to lease, for a 60-month term beginning on July 1, 2021 and ending on June 30, 2026 (the “Term”), an undivided 9.375% undivided interest in a Textron Aviation Inc. 680A (Citation Latitude), temporarily placed on a Cessna Aircraft Company 680 (Citation Sovereign), N317QS. The Lease allows me use of such aircraft for 75 hours per year.

Each of the aircraft made available to me by NetJets from time to time in accordance with the foregoing arrangements is hereinafter referred to as the “Aircraft”.

This agreement sets forth the terms and conditions by which I will allow Select Medical Corporation, a Delaware corporation (“Select Medical”) to use the Aircraft during the Term for 25 hours per year.

1. Monthly Lease Fee. The Monthly Lease Fee under the Lease is $16,688 (the “Monthly Lease Fee”) and is due on the first day of each month during the Term. In exchange for the right to use the Aircraft for 25 hours per year, Select Medical hereby agrees to pay me $3,337.60 per month during the Term, an amount which represents one fifth (1/5th) of the Monthly Lease Fee. Such payment will be due on the first day of each month.

2. Lease Deposit. The Lease requires a deposit of $143,120 (the “Lease Deposit”). Upon termination, the Lease Deposit will be returned to me, less any sums owed to NetJets. In exchange for the right to use the Aircraft for 25 hours per year, Select Medical hereby agrees to pay me, by not later than August 10, 2021, $28,624, an amount which represents one fifth (1/5th) of the Lease Deposit. At the end of the Term, I will return to Select Medical one fifth (1/5th) of the lesser of (1) the Lease Deposit, or (2) the amount NetJets returns to me.

3. Monthly Management Fees. Under the terms of the 2020 FPA, I agreed to pay NetJets a monthly Management Fee of $12,728 for use of the Aircraft for 50 hours per year. Under the terms of the 2021 FPA, I agreed to pay NetJets a monthly Management Fee of $19,092 for use of the Aircraft for 75 hours per year. The total amount of the Monthly Management Fees I pay, beginning on July 1, 2021, is $31,820. In exchange for the right to use the Aircraft for 25 hours per year, Select Medical hereby agrees to pay me $6,364 per month during the Term, an amount which represents one fifth (1/5th) of the Monthly Management Fees. Such payment will be due on the first day of each month.

4. Usage Fees. Under the terms of the 2021 FPA, I agreed to pay NetJets an Occupied Hourly Fee of $3,164/hour. The Occupied Hourly Fee is sometimes referred to as the Regular Hourly Charge. In addition, I agreed to pay NetJets an Hourly Fuel Fee for each Occupied Hour. The Hourly Fuel Fee will vary each month, as it is dependent on NetJets’ average cost of fuel in any given month. The Hourly Fuel Fee is sometimes referred to as the Fuel Variable Charge. For purposes of this letter agreement, the Regular Hourly Charge, the Fuel Variable Charge and all other usage fees that NetJets charges me for use of the Aircraft during the Term are hereinafter referred to collectively as the “Usage Fees”. In exchange for the right to use the Aircraft for 25 hours per year, Select Medical hereby agrees to reimburse me for all Usage Fees charged by NetJets for Select Medical’s use of the Aircraft. Such payments will be due within ten (10) days after invoice.

5. Entire Agreement. This letter agreement contains the entire agreement between Select Medical and me with respect to the subject matter hereof.

6. Amendments. This letter agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, but only by a written instrument signed by both parties hereto.

7. Assignment. Select Medical may not assign this letter agreement or any part hereof, and any attempted or purported assignment shall be null and void.

8. Governing Law; Venue. This letter agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

9. Severability. If any provision of this letter agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this letter agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

10. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this letter agreement to the extent necessary to the intended preservation of such rights and obligations.

If the foregoing terms are acceptable to you, please execute this letter in the space provided below and return it to me as soon as possible.

Sincerely,

_________________________________
Robert A. Ortenzio

The undersigned, intending to be legally bound hereby,
agrees to and accepts the terms hereof:

SELECT MEDICAL CORPORATION,
a Delaware corporation

By: _____________________________
    Michael E. Tarvin,
    Executive Vice President, General Counsel & Secretary